[EXHIBIT 10.4]


                                              August 01, 2000

Dawn Van Zant
5124 Cliff Drive
Delta, British Columbia, Canada V4M 2C6

RE: License for Armadillo Cowboy Club

Dawn,

     This letter will serve to confirm the terms and conditions of the Agreement between Armadillo Cowboy Club (hereinafter referred to as "Licensee") and Dawn Van Zant (hereinafter referred to as "Licensor") for the unlimited exclusive rights to the Licensor's original story, "The Armadillo Cowboy Club" (hereinafter referred to as "property).

                              1. Term of Agreement

     The term of the Agreement shall commence August 1,,2000 and continue through ,2005 (the "term"). Thereafter, the Agreement may be renewed upon such terms and conditions as may be agreed to between the Licensor and Licensee.

                         2. Transfer of Rights/Licensing

     (a) The Licensee is granted, by the Licensor, the unlimited exclusive right to distribute, sell, market and reproduce the property as it deems appropriate on a worldwide basis for the term of this agreement.

     (b) Notwithstanding the provisions of paragraph 2 (a) above, the Licensor retains complete creative control of the property and subsequent use, including, but not limited to: product design, package design, book publishing and electronic publishing. Licensee must obtain written approval from Licensor prior to: publishing, printing, airing of the property. Licensor must grant approval within fifteen (15) days and provide the Licensor every opportunity to correct, change or amend said use in order to obtain the Licensor's final approval.

     (c) In consideration of the payment by Amarillo Cowboy Club to Dawn L. Van Zant of the sum of $ and other good and valuable consideration, the receipt and sufficiency is hereby acknowledged the parties hereto agree as indicated in this agreement.

                           3. Licensing Sub-Licensing

     The Licensee is further granted, by the Licensor, the unlimited exclusive right to sublicense the content to outside parties, as it deems appropriate on a worldwide basis for the term of this agreement.


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                             4. Royalty/compensation

     No royalty payments will be due to the Licensor during the term of this agreement. Shares of Wild Heart Ranch will issued according to the following milestones: 200,000 upon licensing agreement signed, 200,000 upon first sales in product line and 500,000 shares upon first $5 million in sales. In the event of a buyout of this line, all pending shares will be fully vested and due.

     The Licensor retains ownership, interest and copyright to the content. The Licensee acknowledges that the content is the sole property of Dawn Van Zant.

                               5. Acknowledgements

     The Licensee acknowledges that the Licensor has direct ownership in the Licensor's company and holds the position of Chief Executive Officer.

                                  6. Promotions

     The Licensee is granted and retains the right to publish and promote Dawn Van Zant as the "Amarillo Cowboy Club Author" in the company's Internet site, promotional material and advertising.

                                 7. Termination

     This Agreement shall terminate:

     (a) upon expiration of the term described in Section 1 hereof;

     (b) upon the mutual written agreement of Licensor and Licensee:

     (c) Breach of any provision set forth in this agreement by either party;

     (d) upon the death of Licensor, or bankruptcy of corporation by Licensee.

                                 8. Severability

     The invalidity or unenforceability of any provision hereof shall in no way effect the validity or enforceability of any other provision.

                                 9. Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

                              10. Entire Agreement

     This Agreement contains the entire understanding of the parties and supersedes all prior written and oral understandings. It and its provisions may not be changed, waived or terminated orally, but only by an Agreement in writing signed by the parties hereto.


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         IN WITNESS WHEREOF, the parties have executed this Agreement of the date written above.



--------------------------
Dawn Van Zant
CEO/Director
Amarillo Cowboy Club


--------------------------
Carol Boudier
Director